Exhibit 99.1

iRhythm Technologies Announces Third Quarter 2025 Financial Results

SAN FRANCISCO, October 30, 2025 - iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, today reported financial results for the three months ended September 30, 2025.

Third Quarter 2025 Financial Highlights
•Revenue of $192.9 million, a 30.7% increase compared to third quarter 2024
•Gross margin of 71.1%, a 230-basis point increase compared to third quarter 2024
•Unrestricted cash, cash equivalents, and marketable securities of $565.2 million as of September 30, 2025
•Increased fiscal year 2025 guidance for revenue and adjusted EBITDA margin

Recent Operational Highlights
•Third quarter 2025 record quarterly revenue driven by continued momentum in core long-term continuous monitoring business, sustained demand for Zio AT, progress within innovative value-based care accounts, and contribution from international markets
•Publications of AVALON1 real-world evidence - which builds on CAMELOT2 study reinforcing iRhythm’s Zio LTCM clinical superiority - and AMALFI3 randomized clinical trial - which demonstrated increased atrial fibrillation detection with Zio long-term continuous monitoring service - continue to support Zio's clinical value proposition and the importance of proactive arrhythmia monitoring strategies
•Upcoming data presentations at the American Heart Association (AHA) Scientific Sessions in New Orleans, Louisiana, from November 7–10, 2025

"iRhythm delivered another quarter of strong performance, reflecting the scalability of our platform and the growing adoption of our differentiated technology across the healthcare ecosystem," said Quentin Blackford, President and Chief Executive Officer of iRhythm. "With third quarter of 2025 revenue up 30.7% year-over-year, we continue to demonstrate consistent execution and durable demand across core accounts as well as continued growth into emerging innovative channel partnerships. Our ongoing expansion into primary care and population health programs, combined with meaningful progress in EHR integration and new clinical evidence, reinforces our leadership in proactive cardiac monitoring. We are advancing our innovation pipeline — including submission of our next-generation Zio MCT solution to the FDA and early work in sleep diagnostics — while driving operational efficiency and profitable growth. Importantly, we achieved record free cash flow generation during the quarter and anticipate this year to be free cash flow positive on an annual basis for the first time in company history. iRhythm’s mission remains clear: to transform cardiac care through actionable insights, empowering clinicians and improving outcomes for millions of patients worldwide."

Third Quarter Financial Results
Revenue for the third quarter of 2025 was $192.9 million, up 30.7% from $147.5 million during the same period in 2024. The increase was driven by growth in demand for Zio services within core existing accounts, from continued market penetration of Zio AT, and in new innovative channel customer accounts.

Gross profit for the third quarter of 2025 was $137.1 million, up 35.1% from $101.5 million during the same period in 2024, while gross margin was 71.1%, a 230-basis point improvement compared to third quarter 2024. The increase in gross profit was primarily due to increased volume of Zio services provided due to higher demand. The increase in gross margin was primarily due to volume leverage as well as operational efficiencies, partially offset by an increased blended cost per unit from a higher Zio AT product mix.

Operating expenses for the third quarter of 2025 were $145.6 million, compared to $151.8 million for the same period in 2024. Adjusted operating expenses for the third quarter of 2025 were $141.4 million, compared to $143.8 million during the same period in 2024. Operating expenses and adjusted operating expenses in the third quarter 2024 included a $32.1 million acquired in-process research and development expense for licensed technology. The decrease in adjusted operating expenses, period over period, was driven by both an increase in volume-related costs to serve and investments to drive future revenue growth, offset by a reduction in costs for efficiencies to operate at increasing scale and a reduction in acquired in-process research and development expenses.

Exhibit 99.1

Net loss for the third quarter of 2025 was $5.2 million, or a diluted loss of $0.16 per share, compared with net loss of $46.2 million, or a diluted loss of $1.48 per share, for the same period in 2024. Adjusted net loss for the third quarter of 2025 was $2.0 million, or a diluted loss of $0.06 per share, compared with an adjusted net loss of $39.2 million, or a diluted loss of $1.26 per share, for the same period in 2024. The decrease in net loss was primarily driven by our revenue growth and operating leverage achieved through implementation of efficiency initiatives.

Unrestricted cash, cash equivalents, and marketable securities were $565.2 million as of September 30, 2025.

2025 Annual Guidance
iRhythm projects revenue for the full year 2025 between $735 million to $740 million. Adjusted EBITDA margin for the full year 2025 is expected to range from approximately 8.25% to 8.75% of revenues.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/4:30 p.m. ET. Interested parties may access a live and archived webcast of the presentation on the “Events & Presentations” section of the company’s investor website at investors.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Use of Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including adjusted EBITDA, adjusted net loss, adjusted net loss per share and adjusted operating expenses. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. See the schedules attached to this press release for additional information and reconciliations of such non-GAAP financial measures. We have not reconciled our adjusted operating expenses and adjusted EBITDA margin estimates for full year 2025 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of adjusted operating expenses and adjusted EBITDA estimates is not available without unreasonable effort.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation expense, changes in fair value of strategic investments, impairment and restructuring charges, business transformation costs, certain intellectual property litigation expenses and settlements, and loss on extinguishment of debt. Business transformation costs include costs associated with professional services, employee termination and relocation, third-party merger and acquisition, integration, and other costs to augment and restructure the organization, inclusive of both outsourced and offshore resources.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. An investor can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as ‘anticipate’, ‘estimate’, ‘expect’, ‘intend’, ‘will’, ‘project’, ‘plan’, ‘believe’, ‘target’ and other words and terms of similar meaning in connection with any discussion of future actions or operating or financial performance. In particular, these statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, expansion into new health programs, international market expansion, anticipated productivity and quality improvements, anticipated demand for our products and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission, including those on the Form 10-Q expected to be filed on or about October 30, 2025. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Exhibit 99.1

Investor Contact
Stephanie Zhadkevich
investors@irhythmtech.com

Media Contact
Kassandra Perry
irhythm@highwirepr.com

1.Russo P, Coetzer H, Hendrickson EM, Boyle K, Wright B. Assessment of variation in ambulatory cardiac monitoring among commercially insured patients. Am J Manag Care. 2025 Aug 13. doi: 10.37765/ajmc.2026.89782. Epub ahead of print. PMID: 40834206.
2.Reynolds MR, Passman R, Swindle J, et al. Comparative effectiveness and healthcare utilization for ambulatory cardiac monitoring strategies in Medicare beneficiaries. Am Heart J. 2024;269:25-34. doi:10.1016/j.ahj.2023.12.002
3.Wijesurendra R, Pessoa-Amorim G, Buck G, et al. Remote Screening for Asymptomatic Atrial Fibrillation: The AMALFI Randomized Clinical Trial. JAMA. 2025;334(15):1349–1357. doi:10.1001/jama.2025.15440.

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$255,605	$419,597
Marketable securities	309,608	115,956
Accounts receivable, net	76,157	79,941
Inventory	19,559	14,039
Prepaid expenses and other current assets	19,106	16,286
Total current assets	680,035	645,819
Property and equipment, net	149,316	125,092
Operating lease right-of-use assets	43,300	47,564
Restricted cash	8,358	8,358
Goodwill	862	862
Long-term strategic investments	68,091	61,902
Other assets	45,252	41,852
Total assets	$995,214	$931,449
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,278	$7,221
Accrued liabilities	117,882	84,900
Deferred revenue	4,224	2,932
Operating lease liabilities, current portion	16,526	15,867
Total current liabilities	146,910	110,920
Long-term senior convertible notes	648,753	646,443
Other noncurrent liabilities	9,926	8,579
Operating lease liabilities, noncurrent portion	67,732	74,599
Total liabilities	873,321	840,541
Stockholders’ equity:
Preferred stock, $0.001 par value – 5,000 shares authorized; none issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value – 100,000 shares authorized; 32,434 shares issued and 32,205 shares outstanding at September 30, 2025, respectively; and 31,621 shares issued and 31,392 shares outstanding at December 31, 2024, respectively	32	31
Additional paid-in capital	955,601	874,607
Accumulated other comprehensive income	285	165
Accumulated deficit	(809,025)	(758,895)
Treasury stock, at cost; 229 shares at September 30, 2025 and December 31, 2024	(25,000)	(25,000)
Total stockholders’ equity	121,893	90,908
Total liabilities and stockholders’ equity	$995,214	$931,449

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue, net	$192,884	$147,538	$538,248	$427,514
Cost of revenue	55,762	46,062	159,053	135,051
Gross profit	137,122	101,476	379,195	292,463
Operating expenses:
Research and development	21,033	15,694	63,564	52,378
Acquired in-process research and development	302	32,069	2,296	32,069
Selling, general and administrative	124,216	103,375	370,549	318,797
Impairment charges	—	641	2,479	641
Total operating expenses	145,551	151,779	438,888	403,885
Loss from operations	(8,429)	(50,303)	(59,693)	(111,422)
Interest and other income (expense), net:
Interest income	5,944	6,456	16,184	16,198
Interest expense	(3,281)	(3,329)	(9,832)	(9,501)
Loss on extinguishment of debt	—	—	—	(7,589)
Other income, net	578	1,182	3,717	772
Total interest and other income (expense), net	3,241	4,309	10,069	(120)
Loss before income taxes	(5,188)	(45,994)	(49,624)	(111,542)
Income tax provision	24	188	506	414
Net loss	$(5,212)	$(46,182)	$(50,130)	$(111,956)
Net loss per common share, basic and diluted	$(0.16)	$(1.48)	$(1.57)	$(3.59)
Weighted-average shares, basic and diluted	32,170	31,262	31,919	31,147

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Adjusted EBITDA reconciliation*
Net loss, as reported[1]	$(5,212)	$(46,182)	$(50,130)	$(111,956)
Interest expense	3,281	3,329	9,832	9,501
Interest income	(5,944)	(6,456)	(16,184)	(16,198)
Changes in fair value of strategic investments	(894)	(1,059)	(3,889)	(1,059)
Income tax provision	24	188	506	414
Depreciation and amortization	5,173	5,135	15,488	15,426
Stock-based compensation	21,006	17,158	67,177	59,970
Impairment charges	—	641	2,479	641
Business transformation costs	913	7,360	2,341	8,656
Intellectual property litigation costs[2]	3,212	—	7,000	—
Loss on extinguishment of debt	—	—	—	7,589
Adjusted EBITDA	$21,559	$(19,886)	$34,620	$(27,016)

Adjusted net loss reconciliation*
Net loss, as reported[1]	$(5,212)	$(46,182)	$(50,130)	$(111,956)
Impairment charges	—	641	2,479	641
Business transformation costs	913	7,360	2,341	8,656
Intellectual property litigation costs[2]	3,212	—	7,000	—
Changes in fair value of strategic investments	(894)	(1,059)	(3,889)	(1,059)
Loss on extinguishment of debt	—	—	—	7,589
Tax effect of adjustments[3]	5	—	(300)	—
Adjusted net loss	$(1,976)	$(39,240)	$(42,499)	$(96,129)

Adjusted net loss per share reconciliation*
Net loss per share, as reported[1]	$(0.16)	$(1.48)	$(1.57)	$(3.59)
Impairment charges per share	—	0.02	0.08	0.02
Business transformation costs per share	0.03	0.24	0.07	0.28
Intellectual property litigation costs per share[2]	0.10	—	0.22	—
Changes in fair value of strategic investments per share	(0.03)	(0.03)	(0.12)	(0.03)
Loss on extinguishment of debt per share	—	—	—	0.24
Tax effect of adjustments per share[3]	—	—	(0.01)	—
Adjusted net loss per share	$(0.06)	$(1.26)	$(1.33)	$(3.09)
Weighted-average shares, basic and diluted	32,170	31,262	31,919	31,147

Exhibit 99.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Adjusted operating expenses reconciliation*
Operating expenses, as reported	$145,551	$151,779	$438,888	$403,885
Impairment charges	—	(641)	(2,479)	(641)
Business transformation costs	(913)	(7,360)	(2,341)	(8,656)
Intellectual property litigation costs[2]	(3,212)	—	(7,000)	—
Adjusted operating expenses	$141,426	$143,778	$427,068	$394,588
*Certain numbers expressed may not sum due to rounding.
1 Net loss for the three and nine months ended September 30, 2025 includes $0.3 million and $2.3 million of acquired in-process research and development expense, respectively. Net loss for the three and nine months ended September 30, 2024 includes $32.1 million of acquired in-process research and development expense.
2 Excludes third-party attorneys' fees and expenses associated with patent litigation brought against the Company by Welch Allyn, Inc. and Bardy Diagnostics, Inc., subsidiaries of Baxter International, Inc.
3 Income tax impact of Non-GAAP adjustments listed.